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                 AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON
                    FORM S-4 OF BAXTER INTERNATIONAL INC.

    Pursuant to Item 22(a)(3) of the Registration Statement on Form S-4 of Baxter International Inc. (File No. 333-21327) as filed with the Securities and Exchange Commission on February 7, 1997 (the "Registration Statement"), the Registrant hereby removes from registration an aggregate of 839,938 shares of the Common Stock of Baxter International Inc. ("Baxter"), $1.00 par value per share ("Baxter Common Stock"), each of which includes an associated right to purchase from Baxter a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value. Such number of shares represents the difference between the number of shares registered pursuant to the Registration Statement (5,641,649) and the number of shares to be actually issued (4,801,711) pursuant to the Merger (as defined in the Proxy Statement/Prespectus constituting a part of the Registration Statement), which became effective on March 14, 1997.



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              [SKADDEN, ARPS, SLATE, MEAGHER & FLOM Letterhead]

                                       March 31, 1997

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Post-Effective Amendment to
             Registration Statement on Form S-4
             of Baxter International Inc.
             ----------------------------------


Ladies and Gentlemen:

    On behalf of Baxter International Inc., a Delaware corporation ("Baxter"), we submit electronically a post-effective amendment to the Registration Statement on Form S-4 of Baxter, as filed with the Securities and Exchange Commission on February 7, 1997 (the "Registration Statement"), relating to the registration, pursuant to the Securities Act of 1933, as amended (the "Securites Act"), of 5,641,649 shares of common stock, par value $1 per share (the "Baxter Common Stock") and associated preferred stock purchase rights of Baxter, issued pursuant to the merger (the "Merger") of Baxter CVG Services III, Inc., a Utah corporation and a wholly owned subsidiary of Baxter ("Purchaser"), with and into Research Medical, Inc., a Utah corporation ("RMI"). Pursuant to Item 22(a)(3) of the Registration Statement, this post-effective amendment removes from registration 839,938 shares of Baxter Common Stock and associated stock purchase rights of Baxter.

    Please do not hesitate to call me at (213) 687-5521 with any questions or comments. Best regards.

                                       Very truly yours,


                                       /s/ Steven J. Sweeney
                                       ---------------------
                                           Steven J. Sweeney




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Enclosures

cc:  David M. Lynn
     Jay P. Wertheim
     J. Patrick Fitzsimmons
     A. Robert Thorup